EXHIBIT 1.2

                                           Registration Statement No. 333-130970
                                                    (Effective February 7, 2006)



Free Writing Prospectus
Dated February 8, 2006


                                2,000,000 Shares

                           Immtech International, Inc.

                                  Common Stock



________________________________________________________________________________


This free writing prospectus relates only to the securities described below and should be read together with the prospectus relating to these securities.

Immtech International, Inc. intends to offer 2,000,000 newly issued shares of its common stock at a public offering price of $8.00 per share under an effective shelf registration statement on file with the Securities and Exchange Commission. We also intend to grant to the underwriter of the proposed offering a 30-day option to purchase up to an additional 300,000 newly issued shares of common stock.

We estimate that the gross proceeds from the sale of 2,000,000 shares of common stock in this offering will be approximately $16,000,000, based on a public offering price of $8.00 per share, or approximately $18,400,000 if the underwriter exercises its option to purchase additional shares in full. The proceeds from this offering will be used for working capital and general corporate purposes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-524-4462.


________________________________________________________________________________

                              FERRIS, BAKER WATTS,
                                  Incorporated

________________________________________________________________________________